Exhibit 99.1

DIRECTV Announces Fourth Quarter and Full Year 2012 Results

DIRECTV Adds 761,000 Net Additions in the Quarter Driven by DIRECTV Latin America's All-Time Record of 658,000.

  For the year, DIRECTV Latin America sets record with 4.4 million gross additions and 2.4 million net additions while Sky Mexico adds 1.1 million net new subscribers.
  DIRECTV U.S. adds 199,000 net new customers in 2012.

DIRECTV Fourth Quarter Revenue and Operating Profit before Depreciation and Amortization (OPBDA) Growth of 8% Drive Full Year Revenue to Nearly $30 billion and OPBDA to over $7.5 billion.

  DIRECTV Latin America increases 2012 revenues by 23% to $6 billion and achieves 29.8% OPBDA margin.
  DIRECTV U.S. grows revenues 6% to $23 billion and improves OPBDA margin to 24.3% in 2012.

DIRECTV Full Year Diluted Earnings per Share Rise 32% to $4.58 fueled in part by $5.2 billion of Repurchases in 2012; Free Cash Flow Increases 13% to $2.3 billion in the Year.

DIRECTV Authorizes New $4 billion Stock Repurchase Program.

EL SEGUNDO, Calif.--(BUSINESS WIRE)--February 14, 2013--DIRECTV (NASDAQ:DTV) today reported increases in fourth quarter 2012 revenues of 8% to $8.05 billion, operating profit before depreciation and amortization1 (OPBDA) of 8% to $1.92 billion and operating profit of 7% to $1.30 billion compared to last year's fourth quarter. DIRECTV reported an increase in fourth quarter net income of 31% to $942 million and diluted earnings per share of 52.0% to $1.55 compared with the same period last year.

“Our solid fourth quarter consolidated results capped off another year of impressive revenue, earnings and cash flow growth,” said Mike White, Chairman, President and CEO of DIRECTV. “Strong consumer demand for DIRECTV's diversified portfolio of businesses across the Americas fueled the largest annual net subscriber gain in our history with nearly 3.8 million net customers added including Sky Mexico. As a result, we furthered our lead as the world's largest and most popular provider of Pay TV video services with over 35 million subscribers and growing rapidly. This tremendous subscriber performance along with solid ARPU and margin performance fueled a 9% top-line increase bringing DIRECTV to nearly $30 billion in revenues, a 32% increase in diluted EPS to $4.58 and a 13% increase in free cash flow to $2.3 billion in 2012.”

White concluded, “We exit 2012 with good momentum as we continue to successfully execute on our long-term strategy to drive sustainable profitable growth across the Americas while also significantly advancing DIRECTV's service oriented culture by winning our customers' loyalty for life. We believe that these strategies along with our share repurchase plan - highlighted by the approval of a new $4 billion buyback authorization - will continue to create significant shareholder value for years to come.”

DIRECTV'S Operational Review

Fourth Quarter Review

DIRECTV's fourth quarter revenues of $8.05 billion increased 8% principally due to subscriber growth at DIRECTV Latin America (DTVLA) and DIRECTV U.S., as well as higher ARPU at DIRECTV U.S. Operating profit before depreciation and amortization (OPBDA) increased 8% to $1.92 billion and operating profit increased 7% to $1.30 billion in the quarter compared with the same period last year. OPBDA and operating profit margin were relatively unchanged compared to the same period in 2011.

DIRECTV Consolidated Dollars in Millions except Earnings per Common Share	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues	$8,054	$7,463	$29,740	$27,226
Operating Profit Before Depreciation and Amortization(1)	1,924	1,782	7,522	6,978
OPBDA Margin(1)	23.9%	23.9%	25.3%	25.6%
Operating Profit	1,298	1,214	5,085	4,629
Operating Profit Margin	16.1%	16.3%	17.1%	17.0%
Net Income Attributable to DIRECTV	942	718	2,949	2,609
Diluted Earnings Per Common Share	1.55	1.02	4.58	3.47
Capital Expenditures and Cash Flow
Cash paid for property and equipment	211	201	757	665
Cash paid for subscriber leased equipment - subscriber acquisitions	412	392	1,493	1,547
Cash paid for subscriber leased equipment - upgrade and retention	177	171	710	712
Cash paid for satellites	158	90	389	246
Cash Flow Before Interest and Taxes(2)	1,120	1,025	4,413	3,710
Free Cash Flow(3)	543	720	2,285	2,015

Net income attributable to DIRECTV increased 31% to $942 million and diluted earnings per share improved 52.0% to $1.55 compared with the fourth quarter of last year primarily due to the higher operating profit, a $111 million pre-tax gain related to the sale of an 18% ownership in the Game Show Network and a lower effective tax rate in 2012 related to the resolution of prior year income tax audits. These changes were partially offset by higher interest expense in 2012 driven by higher average debt balances. In addition, diluted earnings per share were favorably impacted by share repurchases made over the last twelve months.

Cash flow before interest and taxes2 increased 9% to $1,120 million compared to the fourth quarter of 2011 primarily due to the higher OPBDA as well as cash generated from working capital mostly due to the timing of customer and vendor receivables at DIRECTV U.S., partially offset by an increase in capital expenditures principally due to higher satellite payments at both DIRECTV U.S. and DTVLA. Also in the quarter, free cash flow3 decreased 25% to $543 million as the improved cash flow before interest and taxes and lower net interest payments were more than offset by higher tax payments. Both the lower net interest payments and higher tax payments were primarily a result of the timing of payments. Also during the quarter but not included in free cash flow was cash paid for share repurchases of $1.35 billion. In addition, DIRECTV U.S. launched a $2.5 billion commercial paper program in the quarter. As of December 31, 2012 there was $358 million outstanding under the program.

Subsequent to the end of the quarter, the Venezuelan government devalued its currency resulting in the official exchange rate moving from 4.30 bolivars per U.S. dollar to 6.30 bolivars per U.S. dollar. This devaluation does not have any impact on DIRECTV’s 2012 results of operations, financial position or cash flows. In the first quarter of 2013, DIRECTV Latin America expects to incur a one-time pre-tax charge of approximately $160 million related to the re-measurement of bolivar denominated net monetary assets at the date of the devaluation on February 9, 2013. There will also be an ongoing unfavorable financial impact in 2013 to DIRECTV Latin America’s revenues, earnings and cash flow growth related to the translation of the local currency financial statements to the new official exchange rate.

Full Year Review

DIRECTV's full year 2012 revenues increased 9% to $29.74 billion over last year principally due to subscriber growth over the last year at DTVLA and DIRECTV U.S., as well as higher ARPU at DIRECTV U.S. DIRECTV's OPBDA increased 8% to $7.52 billion and operating profit increased 10% to $5.09 billion in 2012. OPBDA margin slightly declined in the period primarily due to increased DTVLA costs in customer service, general and administrative, and upgrade and retention. In addition, operating profit margin was favorably impacted by lower depreciation expense at DIRECTV U.S. primarily driven by an increase in the estimated depreciable life of HD set-top boxes from three years to four years implemented in July 2011.

Net income attributable to DIRECTV increased 13% to $2.95 billion and diluted earnings per share improved 32% to $4.58 for the period primarily due to the higher operating profit and a $59 million increase in earnings from the sale of equity investments. These were partially offset by higher income tax expense principally related to the increased earnings before tax, as well as higher interest expense resulting from higher average debt balances. In addition, diluted earnings per share were favorably impacted by share repurchases made over the last twelve months.

In 2012, cash flow before interest and taxes increased 19% to $4.41 billion and free cash flow increased 13% to $2.29 billion primarily due to the higher OPBDA as well as an increase in cash generated from working capital mostly related to the timing of customer and vendor receipts at DIRECTV U.S. These increases were partially offset by greater capital expenditures principally driven by increased satellite payments at both DIRECTV U.S. and DTVLA, and higher infrastructure investment at DTVLA (including $51 million towards the purchase of a building in Venezuela) partially offset by lower capital expenditures on leased equipment at DIRECTV U.S. primarily resulting from the lower gross additions. In addition, free cash flow was impacted by higher cash tax payments mostly related to the higher pre-tax earnings and a change in bonus depreciation deductions in 2012, as well as increased net interest payments related to the higher average long-term debt balances. Also during 2012 but not included in free cash flow, was cash paid for share repurchases of $5.18 billion and a decrease of $92 million related to cash received for the sale of investments. Below is a table summarizing 2012's Senior Note issuances.

Senior Note Debt Financings in 2012
Issue Month	Amount	Coupon	Due Date
March 2012	$1.25B	2.400%	2017
March 2012	$1.5B	3.800%	2022
March 2012	$1.25B	5.150%	2042
September 2012	£750M (~$1.2B)	4.375%	2029

In addition, in May 2012, DIRECTV redeemed $1.5 billion of its outstanding 7.625% Senior Notes due in 2016. In September 2012, DIRECTV U.S. entered into two senior unsecured revolving credit agreements totaling $2.5 billion to replace a $2.0 billion credit agreement that was terminated. Both revolving credit agreements were undrawn as of the end of 2012. Also in the fourth quarter, DIRECTV U.S. launched a $2.5 billion commercial paper program backed by the revolving credit agreements and as of December 31, 2012, there was $358 million outstanding under the program. Subsequent to the end of the year in January 2013, DIRECTV U.S. issued $750 million principal amount of 1.75% Senior Notes due in 2018.

SEGMENT FINANCIAL REVIEW

DIRECTV U.S. Segment

Fourth Quarter Review

DIRECTV U.S.	Three Months Ended December 31,		Twelve Months Ended December 31,
Dollars in Millions except ARPU	2012	2011	2012	2011
Revenues	$6,320	$6,029	$23,235	$21,872
Average Monthly Revenue per Subscriber (ARPU) ($)	105.15	101.38	96.98	93.27
Operating Profit Before Depreciation and Amortization(1)	1,408	1,327	5,654	5,289
OPBDA Margin(1)	22.3%	22.0%	24.3%	24.2%
Operating Profit	1,023	965	4,153	3,702
Operating Profit Margin	16.2%	16.0%	17.9%	16.9%
Capital Expenditures and Cash Flow
Cash paid for property and equipment	164	163	541	567
Cash paid for subscriber leased equipment - subscriber acquisitions	194	167	656	713
Cash paid for subscriber leased equipment - upgrade and retention	82	79	291	315
Cash paid for satellites	114	58	253	141
Cash Flow Before Interest and Taxes(2)	1,023	910	4,041	3,267
Subscriber Data (in 000's except Churn)
Gross Subscriber Additions	963	1,030	3,874	4,316
Average Monthly Subscriber Churn	1.43%	1.52%	1.53%	1.56%
Net Subscriber Additions	103	125	199	662
Cumulative Subscribers	20,084	19,885	20,084	19,885

In the quarter, DIRECTV U.S. revenues increased 5% to $6.32 billion primarily due to strong ARPU growth and a larger subscriber base. Net subscriber growth in the quarter of 103,000 decreased from the prior year period principally due to lower gross subscriber additions partially offset by a lower average monthly churn rate. Gross additions declined mainly due to a greater focus on higher quality subscribers and stricter credit policies. The lower churn rate was mainly driven by a greater percentage of subscribers on commitments, auto-bill pay and with advanced equipment, as well as the stricter credit policies on new customers. ARPU increased 4% to $105.15 mostly due to price increases on programming packages, higher advanced service, commercial and ad sales, partially offset by increased promotional offers to new and existing customers. DIRECTV U.S. ended the quarter with 20.08 million subscribers, an increase of 1% compared with 19.89 million subscribers reported for the year ended December 31, 2011.

Fourth quarter OPBDA increased 6% to $1.41 billion and OPBDA margin improved to 22.3% principally due to lower subscriber acquisition costs related to the reduction in gross additions and relatively unchanged retention and upgrade costs, partially offset by higher programming costs mostly related to programming supplier rate increases. Operating profit also increased 6% to $1.02 billion and operating profit margin increased to 16.2% in the fourth quarter mainly due to the OPBDA and OPBDA margin improvements.

Full Year Review

In 2012, DIRECTV U.S. revenues increased 6% to $23.24 billion due to strong ARPU growth and a larger subscriber base. Net subscriber growth in the year of 199,000 decreased from the prior year principally due to lower gross subscriber additions mainly due to a greater focus on higher quality subscribers and stricter credit policies, as well as lower gross additions from the Telco sales channel. The lower churn rate of 1.53% was mainly driven by a greater percentage of subscribers on commitments, auto-bill pay and with advanced equipment, as well as the stricter credit policies on new customers. ARPU increased 4% to $96.98 mostly due to price increases on programming packages, more advanced service and lease fees, as well as higher commercial, premium movie channel, pay-per-view movie and ad sales, partially offset by increased promotional offers to new and existing customers.

In 2012 OPBDA increased 7% to $5.65 billion and operating profit increased 12% to $4.15 billion. OPBDA margin increased slightly to 24.3% during the year primarily driven by lower subscriber acquisition costs related to the reduction in gross additions and improved productivity in subscriber services driven in part by investments in customer care. These gains were mostly offset by higher programming costs principally related to programming supplier rate increases. Operating profit margin rose to 17.9% primarily due to an increase in the estimated depreciable life of HD set-top boxes from three years to four years implemented in July 2011, the completion of amortization for a subscriber-related intangible asset, as well as the improved OPBDA margin.

DIRECTV Latin America

DIRECTV Latin America	Three Months Ended December 31,		Twelve Months Ended December 31,
Dollars in Millions except ARPU	2012	2011	2012	2011
Revenues	$1,674	$1,372	$6,244	$5,096
Average Monthly Revenue per Subscriber (ARPU) ($)	55.84	60.41	57.25	62.64
Operating Profit Before Depreciation and Amortization(1)	494	422	1,862	1,663
OPBDA Margin(1)	29.5%	30.8%	29.8%	32.6%
Operating Profit	261	220	955	916
Operating Profit Margin	15.6%	16.0%	15.3%	18.0%
Capital Expenditures and Cash Flow
Cash paid for property and equipment	47	39	214	93
Cash paid for subscriber leased equipment - subscriber acquisitions	218	225	837	834
Cash paid for subscriber leased equipment - upgrade and retention	95	92	419	397
Cash paid for satellites	42	30	128	104
Cash Flow Before Interest and Taxes(2)	82	101	320	430
Subscriber Data(4) (in 000's except Churn)
Gross Subscriber Additions	1,183	965	4,417	3,510
Average Monthly Total Subscriber Churn	1.75%	1.65%	1.81%	1.78%
Average Monthly Post-paid Subscriber Churn	1.48%	1.42%	1.50%	1.42%
Net Subscriber Additions	658	590	2,439	2,063
Cumulative Subscribers	10,328	7,871	10,328	7,871

DIRECTV Latin America owns approximately 93% of Sky Brasil, 41% of Sky Mexico and 100% of PanAmericana, which covers most of the remaining countries in the region. Sky Mexico, whose results are accounted for as an equity method investment and therefore are not consolidated by DTVLA, had approximately 5.15 million subscribers as of December 31, 2012, bringing the total subscribers in the region to 15.48 million.

Fourth Quarter Review

In the fourth quarter, DTVLA revenues increased 22% to $1.67 billion compared to 2011 principally due to strong subscriber growth partially offset by an 8% decline in ARPU. Net additions increased to a record 658,000 driven by higher gross additions partially offset by higher average monthly churn on the larger subscriber base. Gross additions increased 23% to a record of 1.18 million principally due to greater middle market demand across the region, most notably in Brazil, Argentina, Colombia and Venezuela. Also in the quarter, average monthly post-paid churn increased to 1.48% and total average monthly churn increased to 1.75% primarily due to higher churn from middle market subscribers in Brazil. The decline in ARPU to $55.84 was mostly due to unfavorable exchange rates in Brazil and Argentina. Excluding the impact of exchange rates, ARPU increased 1.4% in the quarter principally due to price increases and more subscribers with advanced services, partially offset by the higher penetration of lower ARPU middle market subscribers. DTVLA ended the quarter with 10.33 million subscribers, an increase of 31% compared with 7.87 million subscribers reported for the year ended December 31, 2011.

DIRECTV Latin America's fourth quarter 2012 OPBDA increased 17% to $494 million and operating profit increased 19% to $261 million compared with the same period last year. OPBDA and operating profit margin declined in the quarter to 29.5% and 15.6%, respectively, primarily due to $18 million in charges related to certain litigation in Brazil and Argentina.

Full Year Review

In 2012, DTVLA revenues increased 23% to $6.24 billion compared to the same period last year principally due to strong subscriber growth partially offset by an 8.6% decline in ARPU. Net additions increased to a record 2.44 million driven by more gross additions partially offset by higher average monthly churn on the larger subscriber base. Gross additions increased 26% to a full year record of 4.42 million principally due to greater middle market demand across the region, most notably in Brazil, Argentina, Colombia and Venezuela. Also in 2012, average monthly post-paid churn increased to 1.50% and total average monthly churn increased to 1.81% primarily driven by higher churn from middle market subscribers in Brazil. The decline in ARPU to $57.25 was principally due to unfavorable exchange rates mainly in Brazil and Argentina. Excluding the impact of exchange rates, ARPU increased 1.7% in 2012 principally due to price increases and more subscribers with advanced services and upgrades, partially offset by the higher penetration of lower ARPU middle market subscribers.

DIRECTV Latin America's 2012 OPBDA increased 12% to $1.86 billion and operating profit increased 4% to $955 million compared to the year ago period. OPBDA and operating profit margins declined to 29.8% and 15.3%, respectively, due in part to higher PanAmericana general and administrative and subscriber services costs mostly resulting from inflationary pressure on labor expenses. Also impacting PanAmericana margins were increased programming costs principally associated with the Olympics and certain soccer events, higher subscriber acquisition costs driven by record prepaid gross additions, as well as increased upgrade costs mainly associated with the replacement of first generation set-top boxes. In addition, Sky Brasil's customer service expenses increased primarily reflecting higher costs related to serving a growing penetration of middle market customers.

CONFERENCE CALL INFORMATION

A live webcast of DIRECTV's fourth quarter 2012 earnings call will be available on the company's website at www.directv.com/investor. The webcast will begin at 2:00 p.m. ET, today February 14, 2013. Access to the earnings call is also available in the United States by dialing (888) 271-8583 and internationally by dialing (913) 312-0711. The conference ID number is 9265354. A replay of the call can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 internationally. The replay pass code is 9265354. The replay will be available from 3:00 p.m. PT Thursday, February 14 through 3:00 p.m. PT Thursday February 21 and will also be archived on our website at www.directv.com/investor.

FOOTNOTES

(1) Operating profit before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Please see DIRECTV's Annual Report on Form 10-K for the year ended December 31, 2012, which is expected to be filed in February, 2013, for further discussion of operating profit before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

(2) Cash flow before interest and taxes, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions “Cash paid for property and equipment”, “Cash paid for satellites”, “Cash paid for subscriber leased equipment - subscriber acquisitions” and “Cash paid for subscriber leased equipment - upgrade and retention” from “Net cash provided by operating activities” from the Consolidated Statements of Cash Flows and adding back net interest paid and “Cash paid for income taxes”. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. DIRECTV management uses cash flow before interest and taxes to evaluate the cash generated by our current subscriber base, net of capital expenditures, and excluding the impact of interest and taxes, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and as a measure of performance for incentive compensation purposes. We believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected cash flow before interest and taxes to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(3) Free cash flow, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions “Cash paid for property and equipment”, “Cash paid for satellites”, “Cash paid for subscriber leased equipment - subscriber acquisitions”, and “Cash paid for subscriber leased equipment - upgrade and retention” from “Net cash provided by operating activities” from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. DIRECTV management uses free cash flow to evaluate the cash generated by our current subscriber base, net of capital expenditures, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and as a measure of performance for incentive compensation purposes. We believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected free cash flow to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(4) DIRECTV Latin America subscriber data exclude subscribers of the Sky Mexico service. In addition, DTVLA gross and net additions exclude 4,000 video subscribers acquired in the fourth quarter, 2012 and 18,000 video subscribers acquired during the full year 2012 in recent transactions. DTVLA cumulative subscriber counts include these acquired customers.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

NOTE: This presentation may include or incorporate by reference certain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “project,” "strive" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: increased competition; increasing programming costs and our ability to renew programming contracts under favorable terms; increased subscriber churn or subscriber upgrade and retention costs; potential material increase in subscriber acquisition costs; general economic conditions; risks associated with doing business internationally, which for DIRECTV Latin America include political and economic instability and foreign currency exchange rate volatility and controls; pace of technological development; potential intellectual property infringement; loss of key personnel; satellite construction or launch delays; satellite launch and operational risks; loss of a satellite; theft of satellite programming signals; U.S. and foreign governmental and regulatory action; ability to maintain licenses and regulatory approvals; significant debt; indemnification obligations; reliance on network and information systems; and the outcome of legal proceedings. We may face other risks described from time to time in periodic reports filed by us with the U.S. Securities and Exchange Commission.

DIRECTV (NASDAQ:DTV) is one of the world's leading providers of digital television entertainment services. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, DIRECTV provides digital television service to over 20 million customers in the United States and over 15.5 million customers in Latin America. DIRECTV sports and entertainment properties include three regional sports networks (Northwest, Rocky Mountain and Pittsburgh) as well as a 42 percent ownership interest in Game Show Network. For more information on DIRECTV, visit directv.com.

DIRECTV
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenues	$8,054	$7,463	$29,740	$27,226

Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	3,779	3,443	13,028	11,655
Subscriber service expenses	545	496	2,137	1,911
Broadcast operations expenses	104	100	414	389
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	848	866	3,397	3,390
Upgrade and retention costs	371	354	1,427	1,327
General and administrative expenses	483	422	1,815	1,576
Depreciation and amortization expense	626	568	2,437	2,349
Total operating costs and expenses	6,756	6,249	24,655	22,597
Operating profit	1,298	1,214	5,085	4,629
Interest income	19	9	59	34
Interest expense	(220)	(194)	(842)	(763)
Other, net	127	10	140	84
Income before income tax	1,224	1,039	4,442	3,984
Income tax expense	(276)	(316)	(1,465)	(1,348)
Net Income	948	723	2,977	2,636
Less: Net income attributable to noncontrolling interest	(6)	(5)	(28)	(27)
Net income attributable to DIRECTV	$942	$718	$2,949	$2,609
Basic earnings attributable to DIRECTV per common share	$1.57	$1.02	$4.62	$3.49
Diluted earnings attributable to DIRECTV per common share	$1.55	$1.02	$4.58	$3.47
Weighted average number of total common shares outstanding (in millions):
Basic	601	702	638	747
Diluted	607	707	644	752

DIRECTV
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

ASSETS	December 31, 2012	December 31, 2011
Current assets
Cash and cash equivalents	$1,902	$873
Accounts receivable, net of allowances of $81 and $79	2,696	2,474
Inventories	412	280
Deferred income taxes	73	62
Prepaid expenses and other	471	552
Total current assets	5,554	4,241
Satellites, net	2,357	2,215
Property and equipment, net	6,038	5,223
Goodwill	4,063	4,097
Intangible assets, net	832	909
Investments and other assets	1,711	1,738
Total assets	$20,555	$18,423

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$4,618	$4,210
Unearned subscriber revenues and deferred credits	565	533
Short-term borrowings	358	—
Total current liabilities	5,541	4,743
Long-term debt	17,170	13,464
Deferred income taxes	1,672	1,771
Other liabilities and deferred credits	1,203	1,287
Commitments and contingencies
Redeemable noncontrolling interest	400	265
Stockholders' deficit	(5,431)	(3,107)
Total liabilities and stockholders' deficit	$20,555	$18,423

DIRECTV
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)	Years Ended December 31,
	2012	2011
Cash Flows From Operating Activities
Net income	$2,977	$2,636
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	2,437	2,349
Amortization of deferred revenues and deferred credits	(75)	(39)
Share-based compensation expense	109	103
Equity in earnings from unconsolidated affiliates	(131)	(109)
Net foreign currency transaction loss	34	50
Dividends received	79	104
Gain on sale of investments	(122)	(63)
Deferred income taxes	(102)	353
Excess tax benefit from share-based compensation	(30)	(25)
Other	85	53
Change in other operating assets and liabilities:
Accounts receivable	(50)	(524)
Inventories	(206)	(33)
Prepaid expenses and other	58	(139)
Accounts payable and accrued liabilities	370	391
Unearned subscriber revenue and deferred credits	28	47
Other, net	173	31
Net cash provided by operating activities	5,634	5,185
Cash Flows From Investing Activities
Cash paid for property and equipment	(2,960)	(2,924)
Cash paid for satellites	(389)	(246)
Investment in companies, net of cash acquired	(16)	(11)
Proceeds from sale of investments	24	116
Other, net	(22)	43
Net cash used in investing activities	(3,363)	(3,022)
Cash Flows From Financing Activities
Issuance of commercial paper (maturity 90 days or less), net	156	—
Proceeds from short-term borrowings	202	—
Repayment of short-term borrowings	—	(39)
Proceeds from borrowings under revolving credit facility	400	—
Repayment of borrowings under revolving credit facility	(400)	—
Proceeds from issuance of long-term debt	5,190	3,990
Debt issuance costs	(36)	(30)
Repayments of long-term debt	(1,500)	(1,000)
Repayment of other long-term obligations	(51)	(184)
Common shares repurchased and retired	(5,175)	(5,496)
Stock options exercised	3	—
Taxes paid in lieu of shares issued for share-based compensation	(61)	(58)
Excess tax benefit from share-based compensation	30	25
Net cash used in financing activities	(1,242)	(2,792)
Net increase in cash and cash equivalents	1,029	(629)
Cash and cash equivalents at beginning of the period	873	1,502
Cash and cash equivalents at end of the period	$1,902	$873
Supplemental Cash Flow Information
Cash paid for interest	$781	$687
Cash paid for income taxes	1,406	1,042

DIRECTV
SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
DIRECTV U.S.
Revenues	$6,320	$6,029	$23,235	$21,872
Operating profit before depreciation and amortization (1)	1,408	1,327	5,654	5,289
Operating profit before depreciation and amortization margin (1)	22.3%	22.0%	24.3%	24.2%
Operating profit	$1,023	$965	$4,153	$3,702
Operating profit margin	16.2%	16.0%	17.9%	16.9%
Depreciation and amortization	$385	$362	$1,501	$1,587

SKY BRASIL
Revenues	$914	$808	$3,501	$3,020
Operating profit before depreciation and amortization (1)	286	260	1,088	991
Operating profit before depreciation and amortization margin (1)	31.3%	32.2%	31.1%	32.8%
Operating profit	$156	$139	$555	$542
Operating profit margin	17.1%	17.2%	15.9%	17.9%
Depreciation and amortization	$130	$121	$533	$449

PANAMERICANA
Revenues	$760	$564	$2,743	$2,076
Operating profit before depreciation and amortization (1)	208	162	774	672
Operating profit before depreciation and amortization margin (1)	27.4%	28.7%	28.2%	32.4%
Operating profit	$105	$81	$400	$374
Operating profit margin	13.8%	14.4%	14.6%	18.0%
Depreciation and amortization	$103	$81	$374	$298

SPORTS NETWORKS, ELIMINATIONS and OTHER
Revenues	$60	$62	$261	$258
Operating profit (loss) before depreciation and amortization (1)	22	33	6	26
Operating profit (loss)	14	29	(23)	11
Depreciation and amortization	8	4	29	15

TOTAL
Revenues	$8,054	$7,463	$29,740	$27,226
Operating profit before depreciation and amortization (1)	1,924	1,782	7,522	6,978
Operating profit before depreciation and amortization margin (1)	23.9%	23.9%	25.3%	25.6%
Operating profit	$1,298	$1,214	$5,085	$4,629
Operating profit margin	16.1%	16.3%	17.1%	17.0%
Depreciation and amortization	$626	$568	$2,437	$2,349

(1) See footnote 1 above

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenues	$6,320	$6,029	$23,235	$21,872

Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	3,194	2,981	10,743	9,799
Subscriber service expenses	368	354	1,464	1,435
Broadcast operations expenses	77	76	306	300
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	656	693	2,673	2,794
Upgrade and retention costs	323	320	1,253	1,209
General and administrative expenses	294	278	1,142	1,046
Depreciation and amortization expense	385	362	1,501	1,587
Total operating costs and expenses	5,297	5,064	19,082	18,170
Operating profit	1,023	965	4,153	3,702
Interest income	—	—	1	1
Interest expense	(199)	(177)	(776)	(696)
Other, net	7	6	(32)	35
Income before income taxes	831	794	3,346	3,042
Income tax expense	(285)	(259)	(1,221)	(1,107)
Net income	$546	$535	$2,125	$1,935

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

ASSETS	December 31, 2012	December 31, 2011
Current assets
Cash and cash equivalents	$739	$232
Accounts receivable, net of allowances of $42 and $51	2,096	2,126
Inventories	372	253
Prepaid expenses and other	247	419
Total current assets	3,454	3,030
Satellites, net	1,795	1,724
Property and equipment, net	3,290	3,084
Goodwill	3,177	3,177
Intangible assets, net	453	461
Other assets	321	320
Total assets	$12,490	$11,796

LIABILITIES AND OWNER'S DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$3,391	$3,226
Unearned subscriber revenues and deferred credits	367	377
Short-term borrowings	358	—
Total current liabilities	4,116	3,603
Long-term debt	17,170	13,464
Deferred income taxes	1,386	1,321
Other liabilities and deferred credits	326	239
Commitments and contingencies
Owner's deficit	(10,508)	(6,831)
Total liabilities and owner's deficit	$12,490	$11,796

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)
	Years Ended December 31,
	2012	2011
Cash Flows From Operating Activities
Net income	$2,125	$1,935
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,501	1,587
Amortization of deferred revenues and deferred credits	(75)	(39)
Share-based compensation expense	86	84
Deferred income taxes	116	524
Excess tax benefit from share-based compensation	(25)	(21)
Other	18	(33)
Change in other operating assets and liabilities:
Accounts receivable	62	(442)
Inventories	(119)	(26)
Prepaid expenses and other	173	(230)
Accounts payable and accrued liabilities	176	230
Unearned subscriber revenue and deferred credits	(14)	(1)
Other, net	91	3
Net cash provided by operating activities	4,115	3,571
Cash Flows From Investing Activities
Cash paid for property and equipment	(541)	(567)
Cash paid for subscriber leased equipment - subscriber acquisitions	(656)	(713)
Cash paid for subscriber leased equipment - upgrade and retention	(291)	(315)
Cash paid for satellites	(253)	(141)
Investment in companies, net of cash acquired	(7)	(11)
Proceeds from sale of investments	24	55
Other, net	—	1
Net cash used in investing activities	(1,724)	(1,691)
Cash Flows From Financing Activities
Issuance of commercial paper (maturity 90 days or less, net)	156	—
Proceeds from short-term borrowings	202	—
Proceeds from borrowings under revolving credit facility	400	—
Repayment of borrowings under revolving credit facility	(400)	—
Cash proceeds from debt issuance	5,190	3,990
Debt issuance costs	(36)	(30)
Repayment of long-term debt	(1,500)	(1,000)
Repayment of other long-term obligations	(21)	(66)
Cash dividend to Parent	(5,900)	(5,250)
Excess tax benefit from share-based compensation	25	21
Net cash used in financing activities	(1,884)	(2,335)
Net increase in cash and cash equivalents	507	(455)
Cash and cash equivalents at beginning of the period	232	687
Cash and cash equivalents at end of the period	$739	$232
Supplemental Cash Flow Information
Cash paid for interest	$715	$619
Cash paid for income taxes	953	814

Non-GAAP Financial Measure Reconciliation Schedules
(Unaudited)

DIRECTV
Reconciliation of Operating Profit Before Depreciation and Amortization to Operating Profit*
	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Operating profit before depreciation and amortization	$1,924	$1,782	$7,522	$6,978
Subtract: Depreciation and amortization	626	568	2,437	2,349
Operating profit	$1,298	$1,214	$5,085	$4,629

* For a reconciliation of this non-GAAP financial measure for each of our segments, please see the Notes to the Consolidated Financial Statements which will be included in DIRECTV's Annual Report on Form 10-K for the year ended December 31, 2012, which is expected to be filed with the SEC in February 2013.
DIRECTV
Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to Net Cash Provided by Operating Activities
	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Cash Flow Before Interest and Taxes	$1,120	$1,025	$4,413	$3,710
Adjustments:
Cash paid for interest	(71)	(125)	(781)	(687)
Interest income	19	9	59	34
Income taxes paid	(525)	(189)	(1,406)	(1,042)
Subtotal - Free Cash Flow	543	720	2,285	2,015
Add Cash Paid For:
Property and equipment	800	764	2,960	2,924
Satellites	158	90	389	246
Net Cash Provided by Operating Activities	$1,501	$1,574	$5,634	$5,185

DIRECTV Latin America
Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to Net Cash Provided by Operating Activities
	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Cash Flow Before Interest and Taxes	$82	$101	$320	$430
Adjustments:
Cash paid for interest	(9)	(13)	(49)	(55)
Interest income	17	8	56	32
Income taxes paid	(73)	(47)	(315)	(234)
Add Cash Paid For:
Property and equipment	47	39	214	93
Subscriber leased equipment - subscriber acquisitions	218	225	837	834
Subscriber leased equipment - upgrade and retention	95	92	419	397
Satellites	42	30	128	104
Net Cash Provided by Operating Activities	$419	$435	$1,610	$1,601

(2) and (3) - See footnotes above

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
Non-GAAP Financial Measure Reconciliation and SAC Calculations
(Unaudited)
Reconciliation of Pre-SAC Margin* to Operating Profit
	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Operating profit	$1,023	$965	$4,153	$3,702
Adjustments:
Subscriber acquisition costs (expensed)	656	693	2,673	2,794
Depreciation and amortization	385	362	1,501	1,587
Cash paid for subscriber leased equipment - upgrade and retention	(82)	(79)	(291)	(315)
Pre-SAC Margin	$1,982	$1,941	$8,036	$7,768
Pre-SAC Margin as a percentage of revenue	31.4%	32.2%	34.6%	35.5%

Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to Net Cash Provided by Operating Activities
	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Cash Flow Before Interest and Taxes	$1,023	$910	$4,041	$3,267
Adjustments:
Cash paid for interest	(50)	(107)	(715)	(619)
Interest income	—	—	1	1
Income taxes paid	(372)	(123)	(953)	(814)
Add Cash Paid For:
Property and equipment	164	163	541	567
Subscriber leased equipment - subscriber acquisitions	194	167	656	713
Subscriber leased equipment - upgrade and retention	82	79	291	315
Satellites	114	58	253	141
Net Cash Provided by Operating Activities	$1,155	$1,147	$4,115	$3,571

(2) and (3) - See footnotes above
* Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated for DIRECTV U.S. by adding amounts under the captions “Subscriber acquisition costs” and “Depreciation and amortization expense” to “Operating Profit” from the Consolidated Statements of Operations and subtracting "Cash paid for subscriber leased equipment - upgrade and retention" from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. DIRECTV management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.' current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, upgrading and retaining existing subscribers and for capital expenditures. To compensate for the exclusion of “Subscriber acquisition costs,” management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

DIRECTV believes this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.’ operating performance to other communications, entertainment and media companies. DIRECTV believes that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.’ current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

SAC Calculation
	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Subscriber acquisition costs (expensed)	$656	$693	$2,673	$2,794
Cash paid for subscriber leased equipment - subscriber acquisitions	194	167	656	713
Total acquisition costs	$850	$860	$3,329	$3,507
Gross subscriber additions (000's)	963	1,030	3,874	4,316
Average subscriber acquisition costs - per subscriber (SAC)	$883	$835	$859	$813

CONTACT:
DIRECTV
Media Contact: Darris Gringeri, 212-205-0882
or
Investor Relations: 310-964-0808